Exhibit 99.1



CONTACT:  PAUL BERNISH (513) 762-1304

          PAM TAYLOR (513) 762-4969

          RELEASE AVAILABLE @HTTP://WWW.CFONEWS.COM/KR


    KROGER 1QTR PER SHARE EARNINGS BEFORE EXTRAORDINARY ITEM:
                      59 CENTS VS. 53 CENTS



     CINCINNATI, Ohio, April 17, 1996 --- The Kroger Co. (NYSE: KR) said today that first quarter earnings before an extraordinary item increased 18.6 percent to a record $76.5 million from $64.5 million in the 1995 first quarter. On a fully diluted per share basis, earnings before the extraordinary item increased 11.3 percent to 59 cents from 53 cents.

     After an extraordinary item of $1.1 million for early retirement of debt, Kroger's 1996 first quarter net earnings totaled $75.4 million, or 58 cents per fully diluted share, compared with net earnings of $59.1 million, or 49 cents per share, in the 1995 first quarter.

     First quarter operating cash flow -- earnings before interest expense, taxes, depreciation, and LIFO -- increased
8.3 percent to a record $278.1 million from $256.9 million.

     Sales in the first quarter increased 5.8 percent to a record $5.78 billion from $5.46 billion. Identical food store sales improved 2.0 percent.

     Kroger Chairman and Chief Executive Officer Joseph A. Pichler said first quarter results reflected the continuing momentum of Kroger's performance over the past three years. "Kroger achieved strong sales and EBITD gains as we continued our aggressive store opening and expansion program," Pichler said. "These solid results were achieved despite increased competitive openings in several major markets and start-up costs associated with both our accelerated storing program and the deployment of new logistics and information systems in Kroger stores, distribution centers, and manufacturing plants."

     During the quarter, Kroger completed 25 food store projects, compared to 15 in the previous year's quarter. Capital expenditures in the quarter were $174 million, compared to $94 million in the 1995 first quarter. Food store square footage increased 4.8 percent over last year's first quarter, and is on target to achieve the Company's targeted 6-7 percent square footage increase in 1996.

     Pichler noted that new stores opened in the last two years are generating better sales and profits than budgeted. "This performance reflects the investment quality and improved productivity of these new facilities." He also noted that Kroger continues to benefit from increased productivity and declining costs as new technologies and logistical applications come onstream.

     During the quarter, interest expense declined 6.2 percent to $70.6 million from $75.3 million. Net long-term debt declined $215 million from the 1995 first quarter to a level of $3.57 billion. Net operating working capital was $94 million below the 1995 first quarter.

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
                             THE KROGER CO.

                          SALES AND EARNINGS


                      1ST QUARTER        1ST QUARTER        PERCENT
                          1996                1995           CHANGE
                        3/23/96             3/25/95
Sales                $5,784,253,810       $ 5,464,954,381      5.8

EBITD <F1>           $  278,143,088       $   256,877,490      8.3

Non-EBITD
charges <F2>         $   (4,000,000)      $    (3,461,538)

LIFO                 $   (3,500,000)      $    (3,500,000)

Interest             $  (70,625,919)      $   (75,323,951)

Depreciation         $  (75,643,136)      $   (68,840,964)
                     _______________      ________________



Pre-tax earnings
before extraordinary
item                 $  124,374,033       $   105,751,037

Tax expense          $  (47,884,003)      $   (41,274,630)
                      _______________      ________________
Earnings before
extraordinary
item                  $  76,490,030        $   64,476,407     18.6

Extraordinary
item <F3>             $  (1,084,114)       $   (5,335,782)
                      _______________      ________________

Net earnings          $  75,405,916        $   59,140,625
                      ===============      ================

Fully diluted earnings
per common share:

From operations               $0.59                 $0.53     11.3


From extraordinary
item <F3>                    ($0.01)               ($0.04)
                      _______________     __________________

Fully diluted net
earnings per
common share                  $0.58                 $0.49
                      ===============     ==================

____________________________

Number of common shares
used in fully diluted
per share calculation   130,610,705           126,216,003

[FN]
<F1> EBITD represents pre-tax earnings before interest,
depreciation and LIFO as defined in the Company's Bank Credit
Agreement.

<F2> Represents the additional quarterly charge from the
adoption of FASB 106 in 1994 and 1995 which is excluded from EBITD as defined by the Company's Bank Credit Agreement.

<F3> Represents the after-tax loss from the early retirement of debt.
[/FN]